EXHIBIT 16.1

August 5, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Celularity Inc.’s Form 8-K dated August 5, 2024, and have the following comments:

1.	We agree with the statements made in paragraphs 1, 2 and 3.
2.	We have no basis on which to agree or disagree with the statements made in paragraphs 4 and 5.

Sincerely,

/s/ Deloitte & Touche LLP

Morristown, New Jersey